Exhibit 10.1

SHARE EXCHANGE AGREEMENT
This SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of January 13, 2015, is by and among Discovery Gold Corporation, a Nevada corporation (the “Parent”), SMM Manufacturing, Inc., a California corporation (the “Company”), and the Shareholders of the Company signatory hereto (the “Shareholders” and each a “Shareholder”).  Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties.”
BACKGROUND

The Company has 10,000 shares of common stock (the “Company Shares”) outstanding, all of which are held by the Shareholders.  The Shareholders have agreed to transfer the Company Shares in exchange for an aggregate of One Million Three Hundred Eighty-Five Thousand Eight Hundred Sixty-Eight (1,385,868) newly issued shares of Series A Convertible Preferred Stock, par value $0.001 per share, of the Parent (the “Parent Stock”).
The exchange of Company Shares for Parent Stock is intended to constitute a reorganization within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), or such other tax free reorganization or restructuring provisions as may be available under the Code.
The Board of Directors of each of the Parent and the Company has determined that it is desirable to affect this plan of reorganization and share exchange.
AGREEMENT

NOW THEREFORE, for good and valuable consideration the receipt and sufficiency is hereby acknowledged, the Parties hereto intending to be legally bound hereby agree as follows:
ARTICLE I

Exchange of Shares
SECTION 1.01.                                        (a)            Exchange by the Shareholders.  At the Closing (as defined in Section 1.02), the Shareholders shall sell, transfer, convey, assign and deliver to the Parent all of the Company Shares, in the amounts for each Shareholder as set forth on the signature page hereto, free and clear of all Liens in exchange for an aggregate of One Million Three Hundred Eighty-Five Thousand Eight Hundred Sixty-Eight (1,385,868) (pro rata between the Shareholders) newly issued shares of Series A Convertible Preferred Stock, par value $0.001 per share, of the Parent, each share of which is convertible into 1,000 share of  common stock of the Parent, par value $0.001 per share,  with such rights and designations as set forth in the form of Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, attached hereto as Exhibit A (the “Certificate of Designation”).
SECTION 1.02.                                        Closing.  The closing (the “Closing”) of the transactions contemplated by this Agreement (the “Transactions”) shall take place on the Effective Date (as defined below) at such location to be determined by the Company and Parent, commencing upon the satisfaction or waiver of all conditions and obligations of the Parties to consummate the Transactions contemplated hereby, as more fully set forth in Article VI herein (other than conditions and obligations with respect to the actions that the respective Parties will take at Closing) or such other date and time as the Parties may mutually determine (the “Closing Date”).
ARTICLE II

Representations and Warranties of the Shareholders

Each Shareholder, individually, and not on behalf of any other Shareholder, hereby represents and warrants to the Parent, as follows:
SECTION 2.01.                                        Good Title.  The Shareholder is the record and beneficial owner, and has good and marketable title to its Company Shares, with the right and authority to sell and deliver such Company Shares to Parent as provided herein.  Upon registering of the Parent as the new owner of such Company Shares in the share register of the Company, the Parent will receive good title to such Company Shares, free and clear of all liens, security interests, pledges, equities and claims of any kind, voting trusts, shareholder agreements and other encumbrances (collectively, “Liens”).
SECTION 2.02.                                        Power and Authority.  All acts required to be taken by the Shareholder to enter into this Agreement and to carry out the Transactions have been properly taken.  This Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against such Shareholder in accordance with the terms hereof.
SECTION 2.03.                                        No Conflicts.  The execution and delivery of this Agreement by the Shareholder and the performance by the Shareholder of his obligations hereunder in accordance with the terms hereof: (i) will not require the consent of any third party or any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (“Governmental Entity”) under any statutes, laws, ordinances, rules, regulations, orders, writs, injunctions, judgments, or decrees (collectively, “Laws”); (ii) will not violate any Laws applicable to such Shareholder; and (iii) will not violate or breach any contractual obligation to which such Shareholder is a party.
SECTION 2.04.                                        No Finder’s Fee.  The Shareholder has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions that the Company or the Parent will be responsible for.
SECTION 2.05.                                        Purchase Entirely for Own Account.  The Parent Stock proposed to be acquired by the Shareholder hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and the Shareholder has no present intention of selling or otherwise distributing the Parent Stock except in compliance with applicable securities laws.

SECTION 2.06.                                        Available Information.  The Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Parent.
SECTION 2.07.                                        Non-Registration. The Shareholder understands that the shares of Parent Stock have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder’s representations as expressed herein.
SECTION 2.08.                                        Restricted Securities. The Shareholder understands that the Parent Stock is characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Shareholder pursuant hereto, the Parent Stock would be acquired in a transaction not involving a public offering.  The Shareholder further acknowledges that if the Parent Stock is issued to the Shareholder in accordance with the provisions of this Agreement, such Parent Stock may not be resold without registration under the Securities Act or the existence of an exemption therefrom.  The Shareholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.
SECTION 2.09.                                        Legends.  It is understood that the shares of Parent Stock will bear the following legend or another legend that is similar to the following:
THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.  THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.
and any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.
SECTION 2.10.                                        Accredited Investor.  The Shareholder is an “accredited investor” within the meaning of Rule 501 under the Securities Act and the Shareholder was not organized for the specific purpose of acquiring the Parent Stock.
SECTION 2.11                                        Shareholder Acknowledgment.  The Shareholder acknowledges that it has read the representations and warranties of the Company set forth in Article III herein and such representations and warranties are, to the best of his or her knowledge, true and correct as of the date hereof. The Shareholder further acknowledges that it has access to and has reviewed the Parent’s filings with the Securities and Exchange Commission (the “SEC”), at www.sec.gov, including the “Risk Factors” contained therein.

ARTICLE III

Representations and Warranties of the Company
The Company represents and warrants to the Parent, except as set forth in a schedule (the “Company Disclosure Schedule”), regardless of whether or not the Company Disclosure Schedule is referenced with respect to any particular representation or warranty, as follows:
SECTION 3.01.                                        Organization, Standing and Power.  The Company is duly incorporated or organized, validly existing and in good standing under the laws of the State of California and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the Company, a material adverse effect on the ability of the Company to perform its obligations under this Agreement or on the ability of the Company to consummate the Transactions (a “Company Material Adverse Effect”).  The Company is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary, except where the failure to so qualify would not reasonably be expected to have a Company Material Adverse Effect.  The Company has delivered to the Parent true and complete copies of the articles of incorporation and bylaws of the Company, each as amended to the date of this Agreement (as so amended, the “Company Charter Documents”).
SECTION 3.02.                                        Capital Structure.  The authorized share capital of the Company consists of Ten Thousand (10,000) shares of common stock with 10,000 shares outstanding and no shares of preferred stock authorized.    No other shares or other voting securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of the Company are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of its state of incorporation, the Company Charter Documents or any Contract (as defined in Section 3.04) to which the Company is a party or otherwise bound.  There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Shares may vote (“Voting Company Debt”).  Except as otherwise set forth herein, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company is a party or by which the Company is bound (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or other equity interests in, or any security convertible or exercisable for or exchangeable into any shares or capital stock or other equity interest in, the Company or any Voting Company Debt, (ii) obligating the Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the shares or capital stock of the Company.

SECTION 3.03.                                        Authority; Execution and Delivery; Enforceability.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions.  The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Transactions.  When executed and delivered, this Agreement will be enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency and similar laws of general applicability as to which the Company is subject.
SECTION 3.04.                                        No Conflicts; Consents.
(a)            The execution and delivery by the Company of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company under any provision of (i) the Company Charter Documents, (ii) any material contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a “Contract”) to which the Company is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.04(b), any material judgment, order or decree (“Judgment”) or material Law applicable to the Company or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.
(b)            No material consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Company in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.
SECTION 3.05.                                        Taxes.
(a)            The Company has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

(b)            If applicable, the Company has established an adequate reserve reflected on its financial statements for all Taxes payable by the Company (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements.  No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.
(c)            For purposes of this Agreement:
“Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.
“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.
SECTION 3.06.                                        Benefit Plans.  The Company does not have or maintain any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, share ownership, share purchase, share option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company (collectively, “Company Benefit Plans”).  As of the date of this Agreement there are no severance or termination agreements or arrangements between the Company and any current or former employee, officer or director of the Company, nor does the Company have any general severance plan or policy.
SECTION 3.07.                                        Litigation.  There is no action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing against or affecting the Company, or any of its properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility (“Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Parent Stock or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Company Material Adverse Effect.  Neither the Company nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

SECTION 3.08.                                        Compliance with Applicable Laws.  The Company is in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  This Section 3.08 does not relate to matters with respect to Taxes, which are the subject of Section 3.05.
SECTION 3.09.                                        Brokers; Schedule of Fees and Expenses.  No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.
SECTION 3.10.                                        Contracts.  Except as disclosed in the Company Disclosure Schedule, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Company and its subsidiaries taken as a whole.  The Company is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.
SECTION 3.11.                                        Title to Properties.  The Company has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses.  All such assets and properties, other than assets and properties in which the Company has leasehold interests, are free and clear of all Liens other than those Liens that, in the aggregate, do not and will not materially interfere with the ability of the Company to conduct business as currently conducted.
SECTION 3.12.                                        Intellectual Property.  The Company owns, or is validly licensed or otherwise has the right to use, all Intellectual Property (the “Intellectual Property Rights”) which are material to the conduct of the business of the Company taken as a whole, except as set forth in the Company Disclosure Schedule.  The Company Disclosure Schedule sets forth a description of all Intellectual Property Rights which are material to the conduct of the business of the Company taken as a whole.  No claims are pending or, to the knowledge of the Company, threatened that the Company is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.  To the knowledge of the Company, no person is infringing the rights of the Company with respect to any Intellectual Property Right other than as to which the Company has the full right and power to bring action and to enforce such Intellectual Property Right, and receive the entirety of the proceeds thereof, by way of judgment settlement or otherwise, and no third-party has any such claims or rights.
SECTION 3.13.                                        Insurance.  Except as set forth on the Company Disclosure Schedule, the Company does not hold any insurance policy.

SECTION 3.14.                                        Transactions With Affiliates and Employees.  Except as set forth in the Company Disclosure Schedule, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.
SECTION 3.15.                                        Application of Takeover Protections.  The Company has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti‑takeover provision under the Company’s charter documents or the laws of its state of incorporation that is or could become applicable to the Shareholders as a result of the Shareholders and the Company fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Parent Stock and the Shareholders’ ownership of the Parent Stock.
SECTION 3.16.                                        Licenses and Permits.  The Company has obtained and maintains all federal, state, local and foreign licenses, permits, consents, approvals, registrations, memberships, authorizations and qualifications required to be maintained in connection with the operations of the Company as presently conducted, where the failure to so obtain would be reasonably expected to have a Company Material Adverse Effect.  The Company is not in default under any of such licenses, permits, consents, approvals, registrations, memberships, authorizations and qualifications, where the default would be reasonably expected to have a Company Material Adverse Effect.
SECTION 3.17.                                        Environmental Laws.  The Company (i) is in compliance in all material respects with any and all Environmental Laws (as hereinafter defined), (ii) has received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct its businesses and (iii) is in compliance in all material respects with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The term “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

SECTION 3.18.                                        Indebtedness. All outstanding material Indebtedness (as defined below) of the Company is set forth in on the Company Disclosure Schedule.  The Company (i) is not in violation of any term of or is in default under any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Company Material Adverse Effect, and (ii) is not a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which, in the judgment of the Company's officers, has or is expected to have a Company Material Adverse Effect.    For purposes of this Agreement:  (x) “Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above; (y) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the oblige of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; and (z) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, a government or any department or agency thereof and any other legal entity.
SECTION 3.19.                                        Labor Matters.  There are no collective bargaining or other labor union agreements to which the Company is a party or by which it is bound.  No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company.
SECTION 3.20.                                        ERISA Compliance; Excess Parachute Payments.  The Company does not, and since its inception never has, maintained, or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other Company Benefit Plan for the benefit of any current or former employees, consultants, officers or directors of Company.

SECTION 3.21.                                        Investment Company.  The Company is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
SECTION 3.22.                                        Disclosure.  The Company confirms that neither it nor any person acting on its behalf has provided the Shareholder or their respective agents or counsel with any information that the Company believes constitutes material, non-public information, except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by the Parent under a current report on Form 8-K filed no later than four (4) business days after the Closing.  The Company understands and confirms that the Parent will rely on the foregoing representations and covenants in effecting transactions in securities of the Parent.  All disclosure provided to the Parent regarding the Company, its business and the Transactions, furnished by or on behalf of the Company (including the Company’s representations and warranties set forth in this Agreement) are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
SECTION 3.23.                                        Absence of Certain Changes or Events.  Except in connection with the Transactions and as disclosed in the Company Disclosure Schedule, since inception, the Company has conducted its business only in the ordinary course, and during such period there has not been:
(a)            any change in the assets, liabilities, financial condition or operating results of the Company, except changes in the ordinary course of business that have not caused, in the aggregate, a Company Material Adverse Effect;
(b)            any damage, destruction or loss, whether or not covered by insurance, that would have a Company Material Adverse Effect;
(c)            any waiver or compromise by the Company of a valuable right or of a material debt owed to it;
(d)            any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Company Material Adverse Effect;
(e)            any material change to a material Contract by which the Company or any of its assets is bound or subject;
(f)            any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and does not materially impair the Company’s ownership or use of such property or assets;
(g)            any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(h)            any alteration of the Company’s method of accounting or the identity of its auditors;
(i)            any declaration or payment of dividend or distribution of cash or other property to the Shareholder or any purchase, redemption or agreements to purchase or redeem any Company Shares;
(j)            any issuance of equity securities to any officer, director or affiliate; or
(k)            any arrangement or commitment by the Company to do any of the things described in this Section.
SECTION 3.24.                                        Foreign Corrupt Practices.  Neither the Company, nor, to the Company’s knowledge, any director, officer, agent, employee or other person acting on behalf of the Company has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

ARTICLE IV

Representations and Warranties of the Parent
The Parent represents and warrants as follows to the Shareholders and the Company, that, except as set forth in the Disclosure Schedule delivered by the Parent to the Company and the Shareholders (the “Parent Disclosure Schedule”):
SECTION 4.01.                                        Organization, Standing and Power.  The Parent is duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the Parent, a material adverse effect on the ability of the Parent to perform its obligations under this Agreement or on the ability of the Parent to consummate the Transactions (a “Parent Material Adverse Effect”).  The Parent is duly qualified to do business in each jurisdiction where the nature of its business or their ownership or leasing of its properties make such qualification necessary and where the failure to so qualify would reasonably be expected to have a Parent Material Adverse Effect.  The Parent has delivered to the Company true and complete copies of the Articles of Incorporation of the Parent, as amended to the date of this Agreement (as so amended, the “Parent Charter”), and the Bylaws of the Parent, as amended to the date of this Agreement (as so amended, the “Parent Bylaws”).

SECTION 4.02.                                        Subsidiaries; Equity Interests.  The Parent has a wholly owned subsidiary, Discovery Gold Ghana Limited, a Ghana corporation (“Discovery Gold Ghana”). Except as set forth in the Parent Disclosure Schedule, the Parent does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person. Discovery Gold Ghana shall be spin off on or prior to the Closing.
SECTION 4.03.                                        Capital Structure.  The authorized capital stock of the Parent consists of Two Hundred Fifty Million (250,000,000) shares of common stock, par value $0.001 per share, and Ten Million (10,000,000) shares of preferred stock, par value $0.001 per share, of which (i) 80,627,311 shares of common stock are issued and outstanding, (ii) no shares of preferred stock are outstanding, and (iii) no shares of common stock or preferred stock are held by the Parent in its treasury.  No other shares of capital stock or other voting securities of the Parent were issued, reserved for issuance or outstanding.  All outstanding shares of the capital stock of the Parent are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Nevada Revised Statutes, the Parent Charter, the Parent Bylaws or any Contract to which the Parent is a party or otherwise bound.  There are no bonds, debentures, notes or other indebtedness of the Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Stock may vote (“Voting Parent Debt”).  Except as set forth in the Parent Disclosure Schedule, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Parent is a party or by which it is bound (i) obligating the Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Parent or any Voting Parent Debt, (ii) obligating the Parent to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of the Parent.  As of the date of this Agreement, there are no outstanding contractual obligations of the Parent to repurchase, redeem or otherwise acquire any shares of capital stock of the Parent.   The Parent is not a party to any agreement granting any security holder of the Parent the right to cause the Parent to register shares of the capital stock or other securities of the Parent held by such security holder under the Securities Act.
SECTION 4.04.                                        Authority; Execution and Delivery; Enforceability.  The execution and delivery by the Parent of this Agreement and the consummation by the Parent of the Transactions have been duly authorized and approved by the Board of Directors of the Parent and no other corporate proceedings on the part of the Parent are necessary to authorize this Agreement and the Transactions. This Agreement constitutes a legal, valid and binding obligation of the Parent, enforceable against the Parent in accordance with the terms hereof.

SECTION 4.05.                                        No Conflicts; Consents.
(a)            The execution and delivery by the Parent of this Agreement, does not, and the consummation of Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Parent under, any provision of (i) the Parent Charter or Parent Bylaws, (ii) any material Contract to which the Parent is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.05(b), any material Judgment or material Law applicable to the Parent or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.
(b)            No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than the (A) filing with the SEC of reports under Sections 13 and 16 of the Exchange Act, and (B) filings under state “blue sky” laws, as each may be required in connection with this Agreement and the Transactions.

SECTION 4.06.                                        SEC Documents; Undisclosed Liabilities.
(a)            As of the date hereof, the Parent is not current with its filings with the SEC. The Parent shall have filed all Parent SEC Documents, pursuant to Sections 13 and 15 of the Exchange Act, as applicable (the “Parent SEC Documents”) on or before the Closing Date.
(b)            As of its respective filing date, each Parent SEC Document complied or will comply in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document, and did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later filed Parent SEC Document, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of the Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with the U.S. generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of Parent as of the dates thereof and the results of its operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c)            Except as set forth in the Parent Disclosure Schedule, the Parent has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a balance sheet of the Parent or in the notes thereto.  The Parent Disclosure Schedule sets forth all financial and contractual obligations and liabilities (including any obligations to issue capital stock or other securities of the Parent) due after the date hereof.  As of the date hereof, all liabilities of the Parent have been paid off and shall in no event remain liabilities of the Parent, the Company or the Shareholders following the Closing except as set forth in the Parent Disclosure Schedule.
SECTION 4.07.                                        Information Supplied.  None of the information supplied or to be supplied by the Parent for inclusion or incorporation by reference in any SEC filing or report contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
SECTION 4.08.                                        Absence of Certain Changes or Events.  Except as disclosed in the Parent Disclosure Schedule, from the date of the most recent audited financial statements included in the filed Parent SEC Documents to the date of this Agreement, the Parent has conducted its business only in the ordinary course, and during such period there has not been:
(a)            any change in the assets, liabilities, financial condition or operating results of the Parent from that reflected in the Parent SEC Documents, except changes in the ordinary course of business that have not caused, in the aggregate, a Parent Material Adverse Effect;
(b)            any damage, destruction or loss, whether or not covered by insurance, that would have a Parent Material Adverse Effect;
(c)            any waiver or compromise by the Parent of a valuable right or of a material debt owed to it;
(d)            any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Parent, except in the ordinary course of business and the satisfaction or discharge of which would not have a Parent Material Adverse Effect;
(e)            any material change to a material Contract by which the Parent or any of its assets is bound or subject;
(f)            any material change in any compensation arrangement or agreement with any employee, officer, director or shareholder;
(g)            any resignation or termination of employment of any officer of the Parent;
(h)            any mortgage, pledge, transfer of a security interest in, or lien, created by the Parent, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Parent’s ownership or use of such property or assets;

(i)            any loans or guarantees made by the Parent to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;
(j)            any declaration, setting aside or payment or other distribution in respect of any of the Parent’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Parent;
(k)            any alteration of the Parent’s method of accounting or the identity of its auditors;
(l)            any issuance of equity securities to any officer, director or affiliate, except pursuant to existing Parent stock option plans; or
(m)            any arrangement or commitment by the Parent to do any of the things described in this Section 4.08.
SECTION 4.09.                                        Taxes.
(a)            The Parent has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file, any delinquency in filing or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.  All Taxes shown to be due on such Tax Returns, or otherwise owed, has been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.
(b)            The most recent financial statements contained in the Parent SEC Documents reflect an adequate reserve for all Taxes payable by the Parent (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements.  No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Parent, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.
(c)            There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Parent.  The Parent is not bound by any agreement with respect to Taxes.
SECTION 4.10.                                        Absence of Changes in Benefit Plans.  From the date of the most recent audited financial statements included in the Parent SEC Documents to the date of this Agreement, there has not been any adoption or amendment in any material respect by Parent of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Parent (collectively, “Parent Benefit Plans”).  As of the date of this Agreement there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between the Parent and any current or former employee, officer or director of the Parent, nor does the Parent have any general severance plan or policy.

SECTION 4.11.                                        ERISA Compliance; Excess Parachute Payments.  The Parent does not, and since its inception never has, maintained, or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other Parent Benefit Plan for the benefit of any current or former employees, consultants, officers or directors of Parent.
SECTION 4.12.                                        Litigation.  Except as disclosed in the Parent Disclosure Schedule, there is no Action which (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Parent Stock or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Parent Material Adverse Effect.  Neither the Parent nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.
SECTION 4.13.                                        Compliance with Applicable Laws.  Except as disclosed in the Parent Disclosure Schedule, the Parent is in compliance with all applicable Laws, including those relating to occupational health and safety, the environment, export controls, trade sanctions and embargoes, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.  Except as set forth in the Parent Disclosure Schedule, the Parent has not received any written communication during the past two years from a Governmental Entity that alleges that the Parent is not in compliance in any material respect with any applicable Law.  The Parent is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance could not have or reasonably be expected to result in a Parent Material Adverse Effect.
SECTION 4.14.                                        Contracts.  Except as disclosed in the Parent Disclosure Schedule, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Parent taken as a whole.  The Parent is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.
SECTION 4.15.                                        Title to Properties.  The Parent has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses.  All such assets and properties, other than assets and properties in which the Parent has leasehold interests, are free and clear of all Liens and except for Liens that, in the aggregate, do not and will not materially interfere with the ability of the Parent to conduct business as currently conducted.  The Parent has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect.  The Parent enjoys peaceful and undisturbed possession under all such material leases.

SECTION 4.16.                                        Intellectual Property.  The Parent owns, or is validly licensed or otherwise has the right to use, all Intellectual Property Rights which are material to the conduct of the business of the Parent taken as a whole.  The Parent Disclosure Schedule sets forth a description of all Intellectual Property Rights which are material to the conduct of the business of the Parent taken as a whole.  No claims are pending or, to the knowledge of the Parent, threatened that the Parent is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.  To the knowledge of the Parent, no person is infringing the rights of the Parent with respect to any Intellectual Property Right.
SECTION 4.17.                                        Labor Matters.  There are no collective bargaining or other labor union agreements to which the Parent is a party or by which it is bound.  No material labor dispute exists or, to the knowledge of the Parent, is imminent with respect to any of the employees of the Parent.
SECTION 4.18.                                        Transactions With Affiliates and Employees.  Except as set forth in the Parent Disclosure Schedule, none of the officers or directors of the Parent and, to the knowledge of the Parent, none of the employees of the Parent is presently a party to any transaction with the Parent or any subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Parent, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.
SECTION 4.19.                                        Application of Takeover Protections.  The Parent has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti‑takeover provision under the Parent’s charter documents or the laws of its state of incorporation that is or could become applicable to the Shareholders as a result of the Shareholders and the Parent fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Parent Stock and the Shareholders’ ownership of the Parent Stock.
SECTION 4.20.                                        No Additional Agreements.  The Parent does not have any agreement or understanding with the Shareholders with respect to the Transactions other than as specified in this Agreement.
SECTION 4.21.                                        Investment Company.  The Parent is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
SECTION 4.22.                                        Disclosure.  The Parent confirms that neither it nor any person acting on its behalf has provided any Shareholder or its agents or counsel with any information that the Parent believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by the Parent under a current report on Form 8-K filed after the Closing.  All disclosure provided to the Shareholders regarding the Parent, its business and the transactions contemplated hereby, furnished by or on behalf of the Parent (including the Parent’s representations and warranties set forth in this Agreement) are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

SECTION 4.23.                                        Listing and Maintenance Requirements.  The Parent is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of the Parent Stock on the trading market on which the shares of Parent Stock are currently listed or quoted.  The issuance and sale of the shares of Parent Stock under this Agreement does not contravene the rules and regulations of the trading market on which the Parent Stock are currently listed or quoted, and no approval of the shareholders of the Parent is required for the Parent to issue and deliver to the Shareholders the Parent Stock contemplated by this Agreement.

ARTICLE V

Deliveries
SECTION 5.01.                                        Deliveries of the Shareholders.
(a)            Concurrently herewith the Shareholders shall deliver to the Parent this Agreements which shall constitute a duly executed share transfer power for transfer by the Shareholders of their Company Shares to the Parent (which Agreement shall constitute a limited power of attorney in the Parent or any officer thereof to effectuate any Share transfers as may be required under applicable law, including, without limitation, recording such transfer in the share registry maintained by the Company for such purpose) executed by the Shareholders.
(b)            At or prior to the Closing, the Shareholders shall deliver to the Parent certificates representing its Company Shares along with duly executed medallion guaranteed stock powers for transfer to the Parent.
SECTION 5.02.                                        Deliveries of the Parent.
(a)            Concurrently herewith, the Parent is delivering to the Shareholders and to the Company, a copy of this Agreement executed by the Parent.
(b)            At or prior to the Closing, the Parent shall deliver to the Company:
(i)
a certificate from the Parent, signed by its Secretary or Assistant Secretary certifying that the attached copies of the Parent Charter, Parent Bylaws and resolutions of the Board of Directors of the Parent approving this Agreement and the Transactions, are all true, complete and correct and remain in full force and effect;

(ii)	a letter of resignation from each of Stephen E. Flechner, David Cutler, Ralph Shearing and Donald Ross from all offices and/or directorships each holds with the Parent;
(iii)	evidence of the election of each of Juan Carlos Baselli, Spencer Blua and Tim Gormley as a director of the Parent effective upon the Closing;
(iv)	evidence of the election of Juan Carlos Baselli as Chief Executive Officer, Craig Stout as Chief Financial Officer, Spencer Blua as President, and Secretary and Treasurer of the Parent effective upon the Closing;
(v)	such pay-off letters, releases, indemnifications or other agreements relating to liabilities of the Parent as the Parent has acquired substantially in form and substance of Exhibit C hereto; and
(vi)	if requested, the results of UCC, judgment lien and tax lien searches with respect to the Parent, the results of which indicate no liens on the assets of the Parent.
(c)            Promptly following the Closing, the Parent shall deliver to the Shareholders, certificates representing the new shares of Parent Stock issued to the Shareholders.

SECTION 5.03.                                        Deliveries of the Company.
(a)            Concurrently herewith, the Company is delivering to the Parent this Agreement executed by the Company.
(b)            At or prior to the Closing, the Company shall deliver to the Parent a certificate from the Company, signed by its Secretary or Assistant Secretary certifying that the attached copies of the Company’s Charter Documents and resolutions of the Board of Directors and the Shareholders of the Company approving this Agreement and the Transactions, are all true, complete and correct and remain in full force and effect.
ARTICLE VI

Conditions to Closing
SECTION 6.01.                                        Shareholder and Company Conditions Precedent.  The obligations of the Shareholders and the Company to enter into and complete the Closing is subject, at the option of the Shareholders and the Company, to the fulfillment on or prior to the Closing Date of the following conditions.

(a)            Representations and Covenants. The representations and warranties of the Parent contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  The Parent shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Parent on or prior to the Closing Date.  The Parent shall have delivered to the Shareholders and the Company, a certificate, dated the Closing Date, to the foregoing effect.
(b)            Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of the Company or the Shareholders, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of the Parent or the Company.
(c)            No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date as first set forth above which has had or is reasonably likely to cause a Parent Material Adverse Effect.
(d)            Post-Closing Capitalization.  At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of capital stock of the Parent, on a fully-diluted basis, shall be as described in the Parent Disclosure Schedule.
(e)            SEC Reports.  The Parent shall have filed all reports and other documents required to be filed by Parent under the U.S. federal securities laws through the Closing Date.
(f)            OTCQB Quotation.  The Parent shall have resumed its status as a Company whose common stock is quoted on the OTCQB and Parent shall not have received any notice that any reason shall exist as to why such status shall not continue immediately following the Closing.
(g)            Deliveries.  The deliveries specified in Section 5.02 shall have been made by the Parent.
(h)            No Suspensions of Trading in Parent Stock; Listing.  Trading in the common stock of the Parent shall not have been suspended by the SEC or any trading market (except for any suspensions of trading of not more than one trading day solely to permit dissemination of material information regarding the Parent) at any time since the date of execution of this Agreement, and the common stock of Parent shall have been at all times since such date listed for trading on a trading market.
(i)            Satisfactory Completion of Due Diligence.  The Company and the Shareholders shall have completed their legal, accounting and business due diligence of the Parent and the results thereof shall be satisfactory to the Company and the Shareholders in their sole and absolute discretion.

(j)            Spinoff of Discovery Gold Ghana. The Parent shall have spun off Discovery Gold Ghana prior to the Closing.
SECTION 6.02.           Parent Conditions Precedent.  The obligations of the Parent to enter into and complete the Closing are subject, at the option of the Parent, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Parent in writing.
(a)            Representations and Covenants.  The representations and warranties of the Shareholders and the Company contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  The Shareholders and the Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Shareholders and the Company on or prior to the Closing Date.  The Company shall have delivered to the Parent, if requested, a certificate, dated the Closing Date, to the foregoing effect.
(b)            Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of the Parent, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of the Company or any Shareholder.
(c)            No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since inception which has had or is reasonably likely to cause a Company Material Adverse Effect.
(d)            Deliveries.  The deliveries specified in Section 5.01 and Section 5.03 shall have been made by the Shareholders and the Company, respectively.
(e)            Post-Closing Capitalization.  At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the Company, on a fully-diluted basis, shall be described in the Company Disclosure Schedule.
(f)            Satisfactory Completion of Due Diligence.  The Parent shall have completed their legal, accounting and business due diligence of the Company and the results thereof shall be satisfactory to the Parent in its sole and absolute discretion.
(g)            Delivery of Company Financial Statements. The Company shall have delivered to Parent Company Financial Statements (as defined below) on or before the 120th day following the execution of this Agreement.

ARTICLE VII

Covenants
SECTION 7.01.                                        Public Announcements.  The Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to the Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.
SECTION 7.02.                                        Fees and Expenses.  All fees and expenses incurred in connection with this Agreement shall be paid by shall be paid by the Company, as follows: (i) the Company shall be responsible for the attorney’s fees for both parties for the Transactions and for the compensation of TOTALCFO, LLC for working with the auditors to update the Company’s delinquent filings and financials with the SEC; (ii) at Closing, the Company shall pay $7,500 to Stephen E. Flechner, (iii) upon execution of this Agreement, the Company shall pay for the fees in connection with the filing of Form 8-K and press release for the Transactions; and (iv) as set forth in Section 7.09.
SECTION 7.03.                                        Continued Efforts.  Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.
SECTION 7.04.                                        Exclusivity.  Each of the Parent and the Company shall not (and shall not cause or permit any of their affiliates to) engage in any discussions or negotiations with any person or take any action that would be inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby.  Each of the Parent and the Company shall notify each other immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.
SECTION 7.05.                                        Filing of 8-K and Press Release.  The Parent shall file, no later than four (4) business days of the Closing Date, a current report on Form 8-K and attach as exhibits all relevant agreements with the SEC disclosing the terms of this Agreement and other requisite disclosure regarding the Transactions.
SECTION 7.06.                                        Access.  Each Party shall permit representatives of any other Party to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to such Party.
SECTION 7.07.                                        Preservation of Business.  From the date of this Agreement until the Closing Date, the Company and the Parent shall operate only in the ordinary and usual course of business consistent with their respective past practices (provided, however, that Parent shall not issue any securities without the prior written consent of the Company), and shall use reasonable commercial efforts to (a) preserve intact their respective business organizations, (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other persons material to the operation of their respective businesses, and (c) not permit any action or omission that would cause any of their respective  representations or warranties contained herein to become inaccurate or any of their respective covenants to be breached in any material respect.

SECTION 7.08                                        Audit of Company Financial Statements.  The Company shall deliver to Parent audited financial statements for the period since the Company’s inception and unaudited financial statements for any subsequent interim period on or before the 120th day following the execution of this Agreement (“Company Financial Statements”).

SECTION 7.09                                        Funding by the Company. Upon execution of this Agreement, the Company shall provide funding in the amount of $25,000 to Parent, of which $20,000 shall be used to pay the auditor for the audit and review of the Parent’s financial statements included in the Parent’s reports that shall have been filed with the SEC on or prior to the Closing and the SEC filings fees; and $5,000 shall be used to pay the attorney’s fees for the SEC filings.  In addition, the Company shall continue funding Parent for up to an additional $25,000 to cover the audit fees and filing fees of Parent through the Closing.  These funds shall be distributed to Parent in the amount of $5000 to $10,000 on the first day of each month as requested. In the event that Parent fails to file its delinquent reports with the SEC by the 120th day from the date of execution of this Agreement, subject to a 30-45 day good faith extension, the above referenced funds advanced by the Company to Parent may, at the Company’s option, become a 5% promissory note, due and payable to the Company upon consummation of a financing of $500,000. The Company may, at its discretion, further extend the deadline for the Patent to file its delinquent reports with the SEC if Parent fails to do so within the extended deadline. However, if the Company fails to provide Company Financial Statements by the 120th day from the date of execution of this Agreement, the Company shall forfeit the advanced funds to Parent. In addition, the Company shall pay Parent’s owed Taxes in an amount estimated to be no more than $2,000 in total prior to the Closing. If Company fails to timely provide said financials or to make the payments under this Section 7.09 or Section 7.02, then Parent may, upon five days written notice, terminate this Agreement without any obligation to Company or Shareholders.

SECTION 7.10                                        Name Change. The Parent shall change its name to such name at the Company’s choice upon or following the Closing.

SECTION 7.11                                        Issuance of Convertible Promissory Notes. Upon Closing, Parent shall issue $200,000 in convertible promissory notes to debt holders of Parent designated by Parent, a form of which is attached hereto as Exhibit B. The aggregate principal amount of such notes shall be reduced by the amount of the liabilities set forth in Section 4.06 of the Parent Disclosure Schedule that remain undischarged at Closing and any miscellaneous Ghana filing fees that are owed by Discovery Gold Ghana as of date.

SECTION 7.12                                        Issuance of Settlement Shares. Upon Closing, Parent shall issue an aggregate of 163,937,593 shares of Common Stock (“Settlement Shares”) in settlement for outstanding debt and liabilities pursuant to certain fee conversion agreement to be executed prior to the Closing.

SECTION 7.13                                        Registration Right of Settlement Shares. The holders of the Settlement Shares shall be afforded piggyback registration rights on such shares only if such shares cannot be sold pursuant to Rule 144 under the Securities Act of 1933, as amended, at the time of the filing of a registration statement including shares of Parent.

ARTICLE VIII

Miscellaneous
SECTION 8.01.                                        Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
If to the Parent, to:

Discovery Gold Corporation
2460 West 26th Avenue, Suite 380C
Denver, CO 80211
Attn:  Stephen E. Flechner, Chief Executive Officer

If to the Company or the Shareholders, to:

SMM Manufacturing, Inc.
300 Omar St
Los Angeles, CA 90013
Attn: Spencer Blua, CFO

With a copy to:

Sichenzia Ross Friedman Ference LLP
Attn: Darrin M. Ocasio, Esq.
61 Broadway, 32nd Floor
New York, NY 10006

SECTION 8.02.                                        Amendments; Waivers; No Additional Consideration.  No provision of this Agreement may be waived or amended except in a written instrument signed by the Company, Parent and the Shareholders.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.
SECTION 8.03.                                        Replacement of Securities.  If any certificate or instrument evidencing any Parent Stock is mutilated, lost, stolen or destroyed, the Parent shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefore, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Parent of such loss, theft or destruction and customary and reasonable indemnity, if requested.  The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Parent Stock.  If a replacement certificate or instrument evidencing any Parent Stock is requested due to a mutilation thereof, the Parent may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

SECTION 8.04.                                        Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Shareholders, Parent and the Company will be entitled to specific performance under this Agreement.  The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.
SECTION 8.05.                                        Limitation of Liability.  Notwithstanding anything herein to the contrary, each of the Parent and the Company acknowledge and agree that the liability of the  Shareholders arising directly or indirectly, under any transaction document of any and every nature whatsoever shall be satisfied solely out of the assets of the Shareholders, and that no trustee, officer, other investment vehicle or any other affiliate of the Shareholders or any investor, Shareholders or holder of shares of beneficial interest of the Shareholders shall be personally liable for any liabilities of the Shareholders.
SECTION 8.06.                                        Interpretation.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
SECTION 8.07.                                        Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that Transactions contemplated hereby are fulfilled to the extent possible.
SECTION 8.08.                                        Counterparts; Facsimile Execution.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.  Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.
SECTION 8.09.                                        Entire Agreement; Third Party Beneficiaries. This Agreement, taken together with the Company Disclosure Schedule and the Parent Disclosure Schedule, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

SECTION 8.10.                                        Governing Law.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to principles of conflicts of laws.  Any action or proceeding brought for the purpose of enforcement of any term or provision of this Agreement shall be brought only in the Federal or state courts sitting in New York and the parties hereby waive any and all rights to trial by jury.
SECTION 8.11.                                        Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties.  Any purported assignment without such consent shall be void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Share Exchange Agreement as of the date first above written.

The Parent:
DISCOVERY GOLD CORPORATION
By:  /s/ Stepen E. Flechner
Name:  Stephen E. Flechner
Title: Chief Executive Officer
The Company:
SMM MANUFACTURING, INC.
By: /s/ Juan Carlos Baselli
Name: Juan Carlos Baselli
Title: Chief Executive Officer

The Shareholders:

/s/ Juan Carlos Baselli
Juan Carlos Baselli
Number of Company Shares: 4500

/s/ Spencer Blua
Spencer Blua
Number of Company Shares: 4500

Wrench Advisors

/s/ Timothy Gormley
By: Timothy Gormley
Title: Managing Member
Number of Company Shares: 1000

[Signature Page to Share Exchange Agreement]

Exhibit A

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES A CONVERTIBLE PREFERRED STOCK

The undersigned, Chief Executive Officer of Discovery Gold Corp., a Nevada corporation (the “Corporation”), DOES HEREBY CERTIFY that the following resolutions were duly adopted by the Board of Directors of the Corporation by unanimous written consent on January ___, 2015;

      WHEREAS, the Board of Directors is authorized within the limitations and restrictions stated in the Articles of Incorporation of the Corporation, as amended, to provide by resolution or resolutions for the issuance of Ten Million (10,000,000) shares of preferred stock, par value $0.001 per share, of the Corporation, in such series and with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as the Corporation’s Board of Directors shall fix by resolution or resolutions providing for the issuance thereof duly adopted by the Board of Directors; and
      WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock and the number of shares constituting such series;
    NOW, THEREFORE, BE IT RESOLVED:

Section 1.     Designation and Authorized Shares.  The Corporation shall be authorized to issue One Million Three Hundred Eighty-Five Thousand Eight Hundred Sixty-Eight (1,385,868) shares of Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”).

Section 2.      Stated Value.  Each share of Series A Preferred Stock shall have a stated value of $0.001 per share (the “Stated Value”).

Section 3.      Voting.  Except as otherwise expressly required by law, each holder of Series A Preferred Stock shall be entitled to vote on all matters submitted to shareholders of the Corporation and shall be entitled to the number of votes for each share of Series A Preferred Stock owned at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, equal to the number of shares of Common Stock such shares of Series A Preferred Stock are convertible into at such time.  Except as otherwise required by law, the holders of shares of Series A Preferred Stock shall vote together with the holders of Common Stock on all matters and shall not vote as a separate class.

Section 4.     Liquidation.

Upon the liquidation, dissolution or winding up of the business of the Corporation, whether voluntary or involuntary, each holder of Series A Preferred Stock shall be entitled to receive, for each share thereof, out of assets of the Corporation legally available therefor, a preferential amount in cash equal to (and not more than) the Stated Value.  All preferential amounts to be paid to the holders of Series A Preferred Stock in connection with such liquidation, dissolution or winding up shall be paid before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to the holders of (i) any other class or series of capital stock whose terms expressly provide that the holders of Series A Preferred Stock should receive preferential payment with respect to such distribution (to the extent of such preference) and (ii) the Corporation's Common Stock.  If upon any such distribution the assets of the Corporation shall be insufficient to pay the holders of the outstanding shares of Series A Preferred Stock (or the holders of any class or series of capital stock ranking on a parity with the  Series A Preferred Stock as to distributions in the event of a liquidation, dissolution or winding up of the Corporation) the full amounts to which they shall be entitled, such holders shall share ratably in any distribution of assets in accordance with the sums which would be payable on such distribution if all sums payable thereon were paid in full.

Any distribution in connection with the liquidation, dissolution or winding up of the Corporation, or any bankruptcy or insolvency proceeding, shall be made in cash to the extent possible.  Whenever any such distribution shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.
Corporation

Section 5.      Conversion.

Conversion Right.  Each holder of Series A Preferred Stock may, from time to time, convert any or all of such holder’s shares of Series A Preferred Stock into fully paid and non-assessable shares of the Corporation’s common stock, par value $0.001 per share (the “Common Stock”) in an amount equal to one thousand (1,000) shares of Common Stock for each one (1) share of Series A Preferred Stock surrendered, subject to proportional adjustment in the event of stock splits, stock dividends, and similar transactions.
Conversion Procedure.  In order to exercise the conversion privilege under this Section 5, the holder of any shares of Series A Preferred Stock to be converted shall give written notice to the Corporation at its principal office that such holder elects to convert such shares of Series A Preferred Stock or a specified portion thereof into shares of Common Stock as set forth in such notice (the “Conversion Notice”, and such date of delivery of the Conversion Notice to the Corporation, the “Conversion Notice Delivery Date”). Within three (3) business days following the Conversion Notice Delivery Date, the Corporation shall issue and deliver a certificate or certificates representing the number of shares of Common Stock determined pursuant to this Section 5 (the “Share Delivery Date”).  In case of conversion under this Section 5 of only a part of the shares of Series A Preferred Stock represented by a certificate surrendered to the Corporation, the Corporation shall issue and deliver a new certificate for the number of shares of Series A Preferred Stock which have not been converted, upon receipt of the original certificate or certificates representing shares of Series A Preferred Stock so converted.  Until such time as the certificate or certificates representing shares of Series A Preferred Stock which have been converted are surrendered to the Corporation and a certificate or certificates representing the Common Stock into which such shares of Series A Preferred Stock have been converted have been issued and delivered, the certificate or certificates representing the shares of Series A Preferred Stock which have been converted shall represent the shares of Common Stock into which such shares of Series A Preferred Stock have been converted. The Corporation shall pay all documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock issuable upon conversion of the Series A Preferred Stock.

 (c) Automatic Conversion. Upon the effectiveness of the increase in the authorized shares of Common Stock to an amount sufficient to allow the conversion of all outstanding shares of Series A Preferred Stock to Common Stock, all the outstanding shares of Series A Preferred Stock shall be automatically converted into shares of Common Stock at the conversion ratio set forth in Section 5(a) hereof..
Section 6.      Other Provisions.
(a)    Reservation of Common Stock.  The Corporation shall at all times reserve from its authorized Common Stock a sufficient number of shares to provide for conversion of all Series A Preferred Stock from time to time outstanding.

(b)   Record Holders.  The Corporation and its transfer agent, if any, for the Series A Preferred Stock may deem and treat the record holder of any shares of Series A Preferred Stock as reflected on the books and records of the Corporation as the sole true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

Section 7.     Restriction and Limitations.  Except as expressly provided herein or as required by law so long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent of the holders of at least a majority of the then outstanding shares of the Series A Preferred Stock, take any action which would adversely and materially affect any of the preferences, limitations or relative rights of the Series A Preferred Stock.

Section 8.     Certain Adjustments.
Stock Dividends and Stock Splits.  If the Corporation, at any time while the Series A Preferred Stock is outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation pursuant to the Series A Preferred Stock), (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, each share of Series A Preferred Stock shall receive such consideration as if such number of shares of Series A Preferred had been, immediately prior to such foregoing dividend, distribution, subdivision, combination or reclassification, the holder of the number of shares of Common Stock into which it could convert at such time.  Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re‑classification.

Section 9.      Equal Treatment of Holders.  No consideration (including any modification of this Certificate of Designation or related transaction document) shall be offered or paid to any person or entity to amend or consent to a waiver or modification of any provision of this Certificate of Designation or related transaction document unless the same consideration is also offered to all of holders of the outstanding shares of Series A Preferred Stock.  For clarification purposes, this provision constitutes a separate right granted to each holder by the Corporation and negotiated separately by each holder, and is intended for the Corporation to treat all holders of the Series A Preferred Stock as a class and shall not in any way be construed as such holders acting in concert or as a group with respect to the purchase, disposition or voting of the Series A Preferred Stock or otherwise.
Section 10.   Lost or Stolen Certificates.  Upon receipt by the Corporation of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any preferred stock certificates representing the shares of Series A Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the preferred stock certificate(s), the Corporation shall execute and deliver new preferred stock certificate(s) of like tenor and date.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this ____ day of January 2015.

By: ________________________
Name: Stephen E. Flechner
Title: Chief Executive Officer

Exhibit B

CONVERTIBLE PROMISSORY NOTE

Principal Amount:   $[____]                                                                                                                                                January [__], 2015

               FOR VALUE RECEIVED, Discovery Gold Corp, a Nevada corporation (the “Maker or Company”), with its principal offices located at 2460 West 26th Avenue, Suite 380C, Denver, CO 80211promises to pay to the order of [__________], or its registered assigns (the “Payee” or the “Holder”), upon the terms set forth below, the principal amount of [_________] Dollars ($___________) (this “Note”).

1.            Payments.

(a)                          The principal amount ($_________) of this Note shall be due on [____] or such later date as is agreed to in writing by the Payee (the “Maturity Date”), unless due earlier in accordance with the terms of this Note (see Section c below).

(b)            All overdue unpaid principal to be paid hereunder shall entail a late fee at the rate of 5% per annum (or such lower maximum amount of interest permitted to be charged under applicable law) which will accrue daily, from the date such principal is due hereunder through and including the date of payment.

(c)            Absent the occurrence of an Event of Default (unless such Event of Default is waived in writing by the Payee), the Maker may prepay this Note for a net payment of $_________ at any time prior to [______].  If the $_________ is not pre-paid by [_______], payee has the right to refuse any further payments and choose to convert this note when it has matured.

2.      Events of Default.

(a)            “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i)            [Intentionally omitted];

(iii)            Maker or any of its subsidiaries shall fail to observe or perform any of their respective obligations owed to Payee under this Note or any other covenant, agreement, representation or warranty contained in, or otherwise commit any breach hereunder or in any other agreement executed in connection herewith and such failure or breach shall not have been remedied within ten days after the date on which notice of such failure or breach shall have been delivered;

(iv)            Maker or any of its subsidiaries shall commence, or there shall be commenced against Maker or any subsidiary, a case under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or Maker or any subsidiary commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Maker or any subsidiary, or there is commenced against Maker or any subsidiary any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 60 days; or Maker or any subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Maker or any subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or Maker or any subsidiary makes a general assignment for the benefit of creditors; or Maker or any subsidiary shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or Maker or any subsidiary shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by Maker or any subsidiary for the purpose of effecting any of the foregoing;

(v)            Maker or any subsidiary shall default in any of its respective obligations under any other note or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of Maker or any subsidiary, whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable; or

(vi)            Maker shall (a) be a party to any Change of Control Transaction (as defined below), (b) agree to sell or dispose all or in excess of 33% of its assets in one or more transactions (whether or not such sale would constitute a Change of Control Transaction), (c) redeem or repurchase more than a de minimis number of shares of Common Stock or other equity securities of Maker or (d) make any distribution or declare or pay any dividends (in cash or other property, other than common stock) on, or purchase, acquire, redeem, or retire any of Maker's capital stock, of any class, whether now or hereafter outstanding. “Change of Control Transaction” means the occurrence of any of: (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended) of effective control (whether through legal or beneficial ownership of capital stock of Maker, by contract or otherwise) of in excess of 33% of the voting securities of Maker, (ii) a replacement at one time or over time of more than one-half of the members of Maker's board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), (iii) the merger of Maker with or into another entity that is not wholly-owned by Maker, consolidation or sale of 33% or more of the assets of Maker in one or a series of related transactions, or (iv) the execution by Maker of an agreement to which Maker is a party or by which it is bound, providing for any of the events set forth above in (i), (ii) or (iii).

(vii)            Failure to complete the preparation and filing of the financial statements with the SEC. Payee MUST be notified 7 business days ahead of failure to complete the preparation and filing of the financial statements with the SEC in a timely manner.

(b)   If any Event of Default occurs (unless such Event of Default is waived in writing by the Payee), the full principal amount of this Note shall become, at the Payee's election, immediately due and payable in cash. Commencing 5 days after the occurrence of any Event of Default that results in the acceleration of this Note, the interest rate on this Note shall accrue at the rate of 5% per annum, or such lower maximum amount of interest permitted to be charged under applicable law.  The Payee need not provide and Maker hereby waives any presentment, demand, protest or other notice of any kind, and the Payee may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Payee at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

3.            Conversion.

(a) (i)            Holder's Conversion Right.  At any time after the Maturity Date until this Note is no longer outstanding, this Note, including interest and principal, shall be convertible into shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) at a 40% discount from the lowest intra-day traded price within the twenty (20) days prior to a Notice of Conversion submitted to the Company’s Transfer Agent (“Conversion Price”). If the Company’s common stock fails to maintain a bid-price at any time prior to the Maturity Date of this Note, the Conversion Price shall be reset to par value per share.

The Holder shall effect conversions by delivering to the Company the form of Notice of Conversion attached hereto as Annex A (a "Notice of Conversion"), specifying the date on which such conversion is to be effected (a "Conversion Date"). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is provided hereunder. To effect conversions hereunder, the Holder shall not be required to physically surrender Notes to the Company until the entire amount of this Note has been satisfied. The Company shall deliver any objection to any Notice of Conversion within TWO (2) Business Days of receipt of such notice. In the event of any dispute or discrepancy, the records of the Holder shall be controlling and determinative in the absence of manifest error. If the Company does not request the issuance of the shares underlying this Note after receipt of a Notice of Conversion within TWO (2) Business days following the period allowed for any objection, the Company shall be responsible for any differential in the value of the converted shares underlying this Note between the value of the closing price on the date the shares should have been delivered and the date the shares are delivered. In addition, if the Company fails to timely (within 72 hours, 3 business days), deliver the shares per the instructions of the Payee, if permitted under Rule 144 of the rules and regulations of the Securities and Exchange Commission, free and clear of all legends in legal free trading form, the Company shall allow Payee to add two (2) days to the look-back (the mechanism used to obtain the conversion price along with discount) for each day the Company fails to timely (within 72 hours, 3 business days)) deliver shares, on the next conversion.

The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted principal amount of this Note may be less than the amount stated on the face hereof. Any Opinion Letter required to effectuate the issuance of the shares pursuant to this Section 3(a)(i) and the Notice of Conversion shall be provided and issued by the Payee. The parties hereby agree that the Payee will cover all reasonable legal costs associated with the issuance of the Opinion Letter to the Transfer Agent.

(ii)            The failure of the Company to honor any conversion request (under 4.99% of the outstanding share count) and have the certificate sent out within 72 business hours of request for conversion to the Transfer Agent of record, will add $1,000.00 per day to the principal of the Note (until the securities have been issued) and the Conversion Price per share shall be reset to par value per share for the balance of the Note.

(iii)            Whenever the Conversion Price is adjusted pursuant to any of Section 3, the Company shall promptly mail to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(iv)            If (A) the Company shall declare a dividend (or any other distribution) on the Common Stock; (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock; (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (D) the approval  of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any  sale or transfer of all or substantially all of the assets of the Company, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company; then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of the Notes, and shall cause to be mailed to the Holders at their last addresses as they shall  appear upon the stock books of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. Holders are entitled to convert Notes during the 20-day period commencing the date of such notice to the effective date of the event triggering such notice.

(v)            If, at any time while this Note is outstanding, (A) the Company effects any merger or consolidation of the Company with or into another Person, (B) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a "Fundamental Transaction"), then upon any subsequent conversion of this Note, the Holder shall have the right to receive, for each underlying share that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to  such Fundamental Transaction, the holder of one share of  Common Stock (the "Alternate Consideration"). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate consideration it receives upon any conversion of this Note following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new note consistent with the foregoing provisions and  evidencing the Holder's right to convert such note into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph and insuring that this Note (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.  If any Fundamental Transaction constitutes or results in a Change of Control Transaction, then at the request of the Holder delivered before the 90th day after such Fundamental Transaction, the Company (or any such successor or surviving entity) will purchase the Note from the Holder for a purchase price, payable in cash within 5 trading days after such request (or, if later, on the effective date of the Fundamental Transaction), equal to the 200% of the remaining unconverted principal amount of this Note on the date of such request, plus all accrued and unpaid interest thereon, plus all other accrued and unpaid amounts due hereunder.

(b)            The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of this Note.

(c)            Any and all notices or other communications or deliveries to be provided by the Holders hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth or such other address or facsimile number as the Company may specify for such purposes by notice to the Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone   number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30 p.m. (New York City time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City  time) on such date, (iii) the second Business Day following the date of  mailing, if sent by nationally recognized overnight courier service, or  (iv) upon actual receipt by the party to whom such notice is required to be given.

(d)            Notwithstanding anything to the contrary herein contained, the Holder may not convert this Note to the extent such conversion would result in the Holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules promulgated thereunder) in excess of 4.99% of the then issued and outstanding shares of Common Stock, including shares issuable upon such conversion and held by the Holder after application of this section.  The provisions of this section may be waived by the Holder (but only as to itself and not to any other Holder) upon not less than 61 days prior notice to the Company. Other Holders shall be unaffected by any such waiver.

4.            Piggyback Registration Rights. The Holders shall be granted piggyback registration rights on the shares of Common Stock underlying the Notes only if such shares cannot be sold pursuant to Rule 144 under the Securities Act of 1933, as amended, at the time of the filing of a registration statement including shares of the Company.

5.            Negative Covenants.                                                      So long as any portion of this Note is outstanding, the Maker will not and will not permit any of its Subsidiaries to directly or indirectly, unless consented to in writing by the Payee:

(a)     amend its certificate of incorporation, bylaws or other charter documents so as to adversely affect any rights of the Payee;
6.            No Waiver of Payee’s Rights.    All payments of principal and interest shall be made without setoff, deduction or counterclaim. No delay or failure on the part of the Payee in exercising any of its options, powers or rights, nor any partial or single exercise of its options, powers or rights shall constitute a waiver thereof or of any other option, power or right, and no waiver on the part of the Payee of any of its options, powers or rights shall constitute a waiver of any other option, power or right. Maker hereby waives presentment of payment, protest, and all notices or demands in connection with the delivery, acceptance, performance, default or endorsement of this Note. Acceptance by the Payee of less than the full amount due and payable hereunder shall in no way limit the right of the Payee to require full payment of all sums due and payable hereunder in accordance with the terms hereof.

7.            Modifications.   No term or provision contained herein may be modified, amended or waived except by written agreement or consent signed by the party to be bound thereby.

8.            Cumulative Rights and Remedies; Usury.   The rights and remedies of Payee expressed herein are cumulative and not exclusive of any rights and remedies otherwise available under this. The election of Payee to avail itself of any one or more remedies shall not be a bar to any other available remedies, which Maker agrees Payee may take from time to time. If it shall be found that any interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall be reduced to the maximum permitted rate of interest under such law.

9.            Collection Expenses.   If Payee shall commence an action or proceeding to enforce this Note, then Maker shall reimburse Payee for its costs of collection and reasonable attorney’s fees incurred with the investigation, preparation and prosecution of such action or proceeding.

10.            Severability.    If any provision of this Note is declared by a court of competent jurisdiction to be in any way invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

11.            Successors and Assigns.   This Note shall be binding upon Maker and its successors and shall inure to the benefit of the Payee and its successors and assigns. The term "Payee" as used herein, shall also include any endorsee, assignee or other holder of this Note.

12.            Lost or Stolen Promissory Note.   If this Note is lost, stolen, mutilated or otherwise destroyed, Maker shall execute and deliver to the Payee a new promissory note containing the same terms, and in the same form, as this Note. In such event, Maker may require the Payee to deliver to Maker an affidavit of lost instrument and customary indemnity in respect thereof as a condition to the delivery of any such new promissory note.

13.            Due Authorization.   This Note has been duly authorized, executed and delivered by Maker and is the legal obligation of Maker, enforceable against Maker in accordance with its terms except as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.  No consent of any other party and no consent, license, approval or authorization of, or registration or declaration with, any governmental authority, bureau or agency is required in connection with the execution, delivery or performance by the Maker, or the validity or enforceability of this Note other than such as have been met or obtained. The execution, delivery and performance of this Note and all other agreements and instruments executed and delivered or to be executed and delivered pursuant hereto or thereto or the securities issuable upon conversion of this Note will not  violate any provision of any existing law or regulation or any order or decree of any court, regulatory body or administrative agency or the certificate of incorporation or by-laws of the Maker or any mortgage, indenture, contract or other agreement to which the Maker is a party or by which the Maker or any property or assets of the Maker may be bound.

14.            Governing Law.   All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each of Maker and Payee agree that all legal proceedings concerning the interpretations, enforcement and defense of this Note shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each of Maker and Payee hereby irrevocably submit to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder (including with respect to the enforcement of this Note), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. Each of Maker and Payee hereby irrevocably waive personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to the other at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each of Maker and Payee hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby.

15.            Notice.  Any and all notices or other communications or deliveries to be provided by the Payee hereunder, including, without limitation, any conversion notice, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to the Maker, or such other address or facsimile number as the Maker may specify for such purposes by notice to the Payee delivered in accordance with this paragraph.  Any and all notices or other communications or deliveries to be provided by the Maker hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to the Payee at the address of the Payee appearing on the books of the Maker, or if no such address appears, at the principal place of business of the Payee.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission if delivered by hand or by telecopy that has been confirmed as received by 5:00 p.m. on a business day, (ii) one business day after being sent by nationally recognized overnight courier or received by telecopy after 5:00 p.m. on any day, or (iii) five business days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested.

The undersigned signs this Note as a maker and not as a surety or guarantor or in any other capacity.

                                      DISCOVERY GOLD CORPORATION

                                             By:  _____________________
                                             Name: Stephen E. Flechner
                                             Title: CEO

Resolution approved by the Board of Directors of Discovery Gold Corporation

UNANIMOUS WRITTEN CONSENT
IN LIEU OF FORMAL ACTION BY THE BOARD OF DIRECTORS OF
DISCOVERY GOLD CORPORATION

The undersigned, constituting all of Board of Directors of Discovery Gold Corporation, a Nevada corporation (the “Company”), do hereby unanimously consent to the adoption of the following resolutions to the same extent and with the same force and effect as if adopted at a formal meeting of the Board of Directors of the Company, by signing this written consent thereto pursuant to Chapter 78.315 of the Nevada Revised Statutes, effective as of the ___th day of January, 2015.

RESOLVED: that the officer of this Company is authorized and directed to issue to Darrin M. Ocasio, David Cutler and Stephen E. Flechner and other debt holders designated by the Company the Convertible Promissory Notes dated January [  ], 2015, a form of which is attached hereto as Exhibit A, in the aggregate principal amount of $200,000 (the “Notes”), convertible into shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) at a 40% discount from the lowest intra-day traded price within the twenty (20) days prior to a Conversion Notice submitted to the Company’s Transfer Agent.  If the Company’s Common Stock fails to maintain a bid-price at any time prior to the Maturity of the Notes, the Conversion Price shall be reset to $0.001 per share; and be it further

RESOLVED, that the Company is hereby authorized to , upon the terms and subject to the limitations and conditions set forth in such Notes,  enter into an irrevocable letter agreement with Action Stock Transfer ,  the Company’s transfer agent, with respect to the reserve of shares of common stock of the Company to be issued upon any conversion of the Notes; the issuance of such shares of Common Stock in connection with a conversion of the Note; and the indemnification of Action Stock Transfer , for all loss, liability, or expense in carrying out the authority and direction contained in the irrevocable letter agreement (the “Letter Agreement”), a copy of which is attached hereto as Exhibit B; and be it further

RESOLVED, that the Company shall reserve for issuance the maximum number of shares of Common Stock issuable upon conversion of the Notes; and be it further

RESOLVED, that upon issuance of the shares of Common Stock upon conversion in accordance with the terms of the above referenced Notes, such shares of Common Stock shall be validly issued, fully paid and non-assessable; and be it further

RESOLVED, that each of the officer of the Company be, and they hereby are authorized and empowered to execute and deliver such documents, instruments and papers and to take any and all other action as they or any of them may deem necessary or appropriate of the purpose of carrying out the intent of the foregoing resolutions and the transactions contemplated thereby; and that the authority of such officers to execute and deliver any such documents, instruments and papers and to take any such other action shall be conclusively evidenced by their execution and delivery thereof or their taking thereof

RESOLVED, that this consent may be executed in one or more counterparts.

[Signatures Follow]

IN WITNESS WHEREOF, the undersigned, being all of the directors of the Company, consent hereto in writing as of the first date written above, and direct that this instrument be filed with the minutes of proceedings of the Board of Directors of the Company.

______________________
David Cutler

______________________
Ralph Sheering

______________________
Stephen E. Flechner

______________________
Donald Ross

Annex A

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal under the Convertible Promissory Note of Discovery Gold Corporation (the “Company”) dated __________, into shares of common stock, par value $0.001 per share (the "Common Stock") according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay a reasonable transfer expense payable with respect thereto.  No fee will be charged to the Payee for any conversion, except for such transfer expense, if any.

Conversion calculations:

Company Name: Discovery Gold Corporation
Date to Effect Conversion: ___/____/___

Conversion Price: At any time after the Maturity Date until this Note is no longer outstanding, this Note, including interest and principal, shall be convertible into shares at a 40% discount from the lowest intra-day traded price within the twenty (20) days prior to a Conversion Notice submitted to the Company’s Transfer Agent. If the Company’s stock shall fail to maintain a bid price at any time prior to maturity, the conversion price shall be reset to par value based upon the previous conversion terms for such notes that shall come due on ______.

Principal Amount of Note to be converted: $ ______________

Interest Amount of Note to be converted: $________________

Number of shares of Common Stock to be issued: ______________

Principal to Remain: $___________________

By: ____________________
Name:
Title:

January [__], 2015

Action Stock Transfer
2469 E Fort Union Blvd, Suite 214
Salt Lake City, UT 84121

To Whom It May Concern:

Discovery Gold Corporation, a Nevada corporation (the "Company") has issued to [___], [___] and [___] (each, an "Investor") Convertible Promissory Notes dated as of January [  ], 2015 (the "Notes").

A copy of the Notes is attached hereto.  You should familiarize yourself with your issuance and delivery obligations, as Transfer Agent, contained therein.  The shares to be issued are to be registered in the names of the registered holder of the securities submitted for conversion or exercise.
You are hereby irrevocably authorized and instructed to reserve a sufficient number of shares of common stock ("Common Stock"), of the Company (initially [____]) for issuance upon full conversion of the Notes in accordance with the terms thereof.  The amount of Common Stock so reserved may be increased, from time to time, by written instructions of the Company and the Investor.
So long as you have previously received confirmation from the Company (or Investor counsel) that the shares have been registered under the 1933 Act or otherwise may be sold pursuant to Rule 144 without any restriction and the Company or its counsel or Investor's counsel provides an opinion of counsel to that effect that is satisfactory to the transfer agent and the number of shares to be issued are less than 4.99% of the total issued and outstanding common stock of the Company, such shares should be transferred in certificated form without any legend which would restrict the transfer of the shares, and you should remove all stop-transfer instructions relating to such shares (such shares shall be issued from the reserve, but in the event there are insufficient reserve shares of Common Stock to accommodate a Conversion Notice (defined below) your firm and the Company agree that the Conversion Notice should be completed using authorized but unissued shares of Common Stock that the Company has in its treasury).  Until such time as you are advised by Investor or Company counsel that the shares have been registered under the 1933 Act or otherwise may be sold pursuant to Rule 144 without any restriction (and have been provided by Investor or Company counsel with an opinion of counsel to that effect that is satisfactory to the transfer agent) and the number of shares to be issued are less than 4.99% of the total issued and outstanding common stock of the Company, you are hereby instructed to place the following legends on the certificates:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR AN OPINION OF COUNSEL IN FORM, SUBSTANCE AND SCOPE CUSTOMARY FOR OPINIONS OF COUNSEL IN COMPARABLE TRANSACTIONS, THAT REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

The legend set forth above shall be removed and you are instructed to issue a certificate without such legend to the holder of any shares upon which it is stamped, if: (a) such shares are registered for sale under an effective registration statement filed under the 1933 Act or otherwise may be sold pursuant to Rule 144 without any restriction (and the Company or its counsel or Investor's counsel provides an opinion of counsel to that effect that is satisfactory to the transfer agent) and the number of shares to be issued is less than 4.99%  of the total issued common stock of the Company, and (b) such holder provides the Company and the transfer agent with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions (and satisfactory to the transfer agent), to the effect that a public sale or transfer of such security may be made without registration under the 1933 Act and such sale or transfer is effected or (c) such holder provides the Company and the transfer agent with reasonable assurances and an opinion of counsel to that effect is satisfactory to the transfer agent that such shares can be sold pursuant to Rule 144.
The Company hereby requests that your firm act immediately, without delay and without the need for any action or confirmation by the Company with respect to the issuance of Common Stock pursuant to any Conversion Notices received from the Investor.
The Company shall indemnify you and your officers, directors, principals, partners, agents and representatives, and hold each of them harmless from and against any and all loss, liability, damage, claim or expense (including the reasonable fees and disbursements of its attorneys) incurred by or asserted against you or any of them arising out of or in connection the instructions set forth herein, the performance of your duties hereunder and otherwise in respect hereof, including the costs and expenses of defending yourself or themselves against any claim or liability hereunder, except that the Company shall not be liable hereunder as to matters in respect of which it is determined that you have acted with gross negligence or in bad faith. You shall have no liability to the Company in respect to any action taken or any failure to act in respect of this if such action was taken or omitted to be taken in good faith, and you shall be entitled to rely in this regard on the advice of counsel.
The Board of Directors of the Company has approved the foregoing (irrevocable instructions) and does hereby extend the Company's irrevocable agreement to indemnify your firm for all loss, liability or expense in carrying out the authority and direction herein contained on the terms herein set forth.
Your firm will not delay in processing any Conversion notices owing to the fact the Company is in arrears of its fees and other monies owed to your firm, provided that the Investor agrees that each such time a Conversion Notice is delivered to your firm, and the Company is in arrears or has otherwise been placed on financial hold, the Company authorizes your firm to notify the Investor that the Company is currently on financial hold and the Investor agrees to pre-pay the full cost of processing the Conversion Notice.  Action Stock Transfer, the Investor and the Company understand and agree that the current cost of processing such a conversion transaction is estimated to be between $[__] and $[__], though the Company and Investor understand and agree that Action Stock Transfer’s fee schedule is subject to change and the Investor and the Company agree to pay the full amount of any such conversion according to the Action Stock Transfer fee schedule then in force.
The Company agrees that in the event that the Transfer Agent resigns as the Company's transfer agent, the Company shall engage a suitable replacement transfer agent that will agree to serve as transfer agent for the Company and be bound by the terms and conditions of these Irrevocable Instructions within five (5) business days.
The Company hereby authorizes the issuance of such number of shares as will be necessary to fully convert the note under its terms and any such shares shall be considered fully paid and non assessable at the time of their issuance. The Company has executed and delivered to Action Stock Transfer a Board Resolution indicating such and Action Stock Transfer entered into this agreement in material reliance on such Board resolution.

The Investors and Company expressly understand and agree that nothing in this Irrevocable Transfer Instruction Agreement shall require or be construed in any way to require the transfer agent, in its sole discretion as the Transfer Agent, to do, take or not do or take any action that would be contrary to any Federal or State law, rule, or regulation including but expressly not limited to both the Securities Act of 1933 and the Securities and Exchange Act of 1934 as amended and the rules and regulations promulgated there under by the Securities and Exchange Commission.
The Investor is intended to be and are third party beneficiaries hereof, and no amendment or modification to the instructions set forth herein may be made without the consent of the Investor.
Very truly yours,
Discovery Gold Corporation

Name:
Title: CEO
Acknowledged and Agreed:
Action Stock Transfer
By:
Name:
Title:

CORPORATE RESOLUTION OF THE BOARD OF DIRECTORS OF
DISCOVERY GOLD CORPORATION

I, the undersigned, do hereby certify that at a meeting of the Board of Directors of Discovery Gold Corporation, a Nevada corporation organized under the laws of the State of Nevada (the “Corporation”), duly held on January [  ], 2015 at [____] which said meeting all the directors were present and voting throughout, the following resolution, upon motions made, seconded and carried, was duly adopted and is now in full force and effect:

WHEREAS, the Board of Directors of the Corporation deems it in the best interests of the Corporation to issue the Convertible Promissory Notes dated January [  ], 2015, in the aggregate principal amount of $200,000 (the “Notes”), convertible into shares of the Corporation’s common stock, par value $0.001 per share (“Common Stock”) at a 40% discount from the lowest intra-day traded price within the twenty (20) days prior to a Conversion Notice submitted to the Corporation’s Transfer Agent.  If the Company’s Common Stock fails to maintain a bid-price at any time prior to the Maturity of the Notes, the I Conversion Price shall be reset to $0.001 per share.

WHEREAS, the Board of Directors of the Corporation deems it in the best interests of the Corporation to , upon the terms and subject to the limitations and conditions set forth in such Notes,  enter into an irrevocable letter agreement with Action Stock Transfer ,  the Corporation’s transfer agent, with respect to the reserve of shares of common stock of the Corporation to be issued upon any conversion of the Notes; the issuance of such shares of Common Stock in connection with a conversion of the Note; and the indemnification of Action Stock Transfer , for all loss, liability, or expense in carrying out the authority and direction contained in the irrevocable letter agreement (the “Letter Agreement”);

NOW, THEREFORE, BE IT:

RESOLVED, that the Corporation is hereby authorized to issue the Notes and enter into the Letter Agreement which provides in pertinent part: (i) reserve shares of Common Stock of the Corporation to be issued upon any conversion of the Notes; (ii) issue such shares of Common Stock in connection with a conversion of the Notes (issuance upon receipt of a notice of conversion of the holders of the Notes) without any further action or confirmation by the Corporation; (iii) hereby authorizes the issuance of such number of shares as will be necessary to fully convert the notes under their terms and any such shares shall be considered fully paid and non-assessable at the time of their issuance and (iv) the Corporation indemnifies Action Stock Transfer for all loss, liability, or expense in carrying out the authority and direction contained in the Letter Agreement:

RESOLVED, that any executive officer of the Corporation be, and hereby is, authorized, empowered and directed, from time to time, to take such additional action and to execute, certify and deliver to the transfer agent of the Corporation, as any appropriate or proper to implement the provisions of the foregoing resolutions:

The undersigned, do hereby certify that we are members of the Board of Directors of the Corporation; that the attached is a true and correct copy of resolutions duly adopted and ratified at a meeting of the Board of Directors of the Corporation duly convened and held in accordance with its by-laws and the laws of the State of Nevada, as transcribed by us from the minutes; and that the same have not in any way been modified, repealed or rescinded and are in full force and effect.

IN WITNESS WHEREOF, I have hereunto set my hand as CEO and as a Member of the Board of Directors of the Corporation.

Dated: January [  ], 2015
Member of the Board:
By:    _________________________________
Title: CEO

Exhibit C
FEE CONVERSION AGREEMENT
WHEREAS, as of January [  ], 2015, Discovery Gold Corporation, a Nevada corporation (the “Company”) owed unpaid fees and expenses (“Outstanding Fees”) to [   ] (“Consultant”); and
WHEREAS, the Company wishes to pay the Outstanding Fees due to Consultant through the issuance of restricted shares of common stock of the Company;
NOW, THEREFORE, in consideration of the foregoing and following promises, the Company and Consultant hereby agree to this “Agreement” as follows:
1.            The Outstanding Fees shall be paid in their entirety to Consultant, or its designee, through conversion into an aggregate of [   ] shares of the Company’s common stock (the “Shares”). The parties understand that the conversion of the Outstanding Fees and the issuance of the Shares are subject to the approval of Board of Directors within the next 45 days. Consultant understands that the certificates or other instruments representing the Shares, until such time as the resale of the Shares has been registered under the Securities Act of 1933 or such legend is not otherwise required pursuant to applicable law, shall bear any legend as required by the "blue sky" laws of any state and a restrictive legend in substantially the following form (and a temporary stop-transfer order may be placed against transfer of such stock certificates):
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NO LONGER REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.
2.      The parties agree to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby. It is understood that the Company may enter into a tax free reorganization or reverse takeover of the Company by a third party/company, which may result in a substantial reverse split or rollback of the Shares. Consultant further agrees that his consulting agreements with the Company are satisfied and terminated in consideration of the Shares to be issued hereunder.

3.          The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts.  The parties hereby irrevocably waive any objection to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

 4.            This Agreement represents the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any provision contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement, or the failure or delay on the part of any party to exercise or fully exercise any right, power or remedy hereunder shall not operate as a waiver thereof nor shall it preclude any other exercise of such or other rights.

                                 5.            This Agreement shall be governed by and construed in accordance with the laws of the State of New York. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect'
 6.            This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below.  No assignment of this Agreement or of any rights or obligations hereunder may be made by either party without the prior written consent of the other party hereto.
IN WITNESS WHEREOF, the duly authorized parties hereto have duly executed this Fee Conversion Agreement effective as of January [  ], 2015.

CONSULTANT	DISCOVERY GOLD CORPORATION
_________________________________	By: _________________________________
[Name}	Stephen E. Flechner, President

PARENT DISCLOSURE SCHEDULE

Section 4.02 Subsidiaries; Equity Interest
The Parent has a wholly owned subsidiary, Discovery Gold Ghana Limited (“DG-Ghana”), which is a Ghana corporation.

Section 4.03 Capital Structure
(i)	DCGD has authorized share capital of 250,000,000 shares common stock and 10,000,000 shares preferred stock
(ii)	There are currently 80,627,311 common shares issued and outstanding
(iii)	Pursuant to certain fee conversion agreements, an aggregate of up to 163,937,593 shares of Parent common stock will be issued and outstanding at Closing in settlement of outstanding debt and liabilities, which issuance will increase the number of issued shares of common stock of Parent to a maximum of 244,564,904.
(iv)	Messrs. D. Ocasio, D. Cutler and S. Flechner would each own about 20% individually; no one else will own more than 5% except for the Ross family.
(v)	SMM agrees that DCGD shall at closing issue $200,000 of convertible promissory notes (representing all the remaining outstanding indebtedness of Parent) in the form of Exhibit B. In the event the liabilities set forth in Section 4.06 below remain undischarged at Closing, the principal amount of the convertible promissory notes shall be reduced by the aggregate amounts of such undischarged liabilities. Further, the principal amount of the notes will be reduced by any miscellaneous Ghana filing fees that are owed by DG-Ghana as of the date hereof. As disclosed in Parent’s Form 8-K filed with the SEC on July 19, 2013, on that date the Parent issued Warrants to Steven Ross (exercisable for 18 months) to purchase an aggregate of 10,000,000 shares of the Parent’s common stock at an exercise price of $.02 per share.

Section 4.06 SEC Documents; Undisclosed Liabilities

LIABILITES NOT DISCHARGED FOR EQUITY or DEBT:
Carrillo Huettel      :   $22,500 (old & disputed)
Spartan Securities:   $7,500
Saturna Group       :    $2,500
Dean Huge            :   $3,925
Ian Brodie              :   $2,500
CME & Co.            :   $5,496

And, DG-Ghana’s books include an old invoice of $7,500 from Xtra Gold Inc, the previous holder (assignor) of the Edum Banso Option (see 4.08 below).

Section 4.08 Absence of Certain Changes or Events
See 4.03 (v) above.
And the Parent has not made timely payment of DG-Ghana’s November 2014 annual fee of US$12,500 for extension of its Option for the prospecting license for the Edom Banso gold exploration mineral concession in Ghana.

Section 4.09 Taxes
The Parent has not filed its income tax returns and its tax payments are estimated to be no more than $2,000 in the aggregate.  DG-Ghana has not filed tax returns in Ghana but Parent does not believe that any payments except filing fees are owing.

Section 4.14 Contracts

Option Agreement for prospecting license for Edum Banso gold exploration mineral concession in Ghana.
Service agreements with SRFF, David Cutler, Steve Flechner &Ralph Shearing (terminating with RTO).

Section 4.18 Transactions with Affiliates and Employees

 (i) Debt Conversion Agreements with SRFF, LiveCall Investor Relations, David Cutler, Steve Flechner, Donald Ross, Steven Ross, and Ralph Shearing (CMB) per the settlement plan in 4.03 (iii) above.

(ii) On July 19, 2013, Discovery Gold Corporation, a Nevada corporation (the “Company”) and Steven Ross entered into a Loan Conversion Agreement pursuant to which the parties agreed to convert loans from Steven Ross in an aggregate amount of $30,000 plus the accrued interest of $1,134.25 into 7,783,562 restricted shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) and a eighteen-month warrant to purchase 3,750,000 shares of Common Stock at an exercise price of $0.02 per share.

(iii) On July 19, 2013, the Company entered into a subscription agreement with Steven Ross whereby it sold 12,500,000 units (the “Units”) of its securities for $50,000. Each of the Units was sold at a purchase price of $0.004 per Unit. Each Unit consists of (i) one share of Common Stock and (ii) one warrant to purchase 0.5 share of Common Stock at a per share exercise price of $0.02 (exercisable for 18 months).

SMM Manufacturing Inc
Disclosure Schedule

Loans/Lines of Credit	Original Note	Balance
On-Deck	108,617	90,000
Kabbage	32,806	30,219
PayPal Working Capital	20,000	3,409

Notes
Sam Loosberg	10,000	10,000

EPA Actions	65,000	43,318

Pending Legal Actions
Patent Infringment Suit	Judgement in our favor on 2/2014
Appeal Filed/plaintiff	Filed 3/14, pending court date 1/6/2014